As filed with the Securities and Exchange Commission on May 10, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN PUBLIC EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or Organization)	01-0724376 (I.R.S. Employer Identification No.

111 W. Congress Street, Charles Town, West Virginia (Address of Principal Executive Offices)	25414 (Zip Code)
AMERICAN PUBLIC EDUCATION, INC. 2002 STOCK INCENTIVE PLAN
AMERICAN PUBLIC EDUCATION, INC. 2007 OMNIBUS INCENTIVE PLAN
AMERICAN PUBLIC EDUCATION, INC. 2011 OMNIBUS INCENTIVE PLAN
(Full titles of the plans)
Harry T. Wilkins
Executive Vice President and Chief Financial Officer
American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
(Name and address of agent for service)
304-724-3700
(Telephone number, including area code, of agent for service)
Copy to:
William I. Intner
Michael J. Silver
Hogan Lovells US LLP
100 International Drive, 20th Floor
Baltimore, Maryland 21202
Telephone: (410) 659-2700
Telecopy: (410) 659-2701
CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	registered(1)	offering price per share	aggregate offering price	registration fee
Common Stock, par value $0.01	2,000,000(1)	$42.75(2)	$85,500,000	$9,926.55
Common Stock, par value $0.01	1,238,847(3)	—(4)	—(4)	—(4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act, as amended (the “Securities Act”), solely for purposes of calculating the registration fee, and is based on the high and low prices of the Common Stock on May 5, 2011 as reported on the NASDAQ Global Market.

(3)	Represents aggregate shares of common stock reserved for issuance upon the exercise of outstanding options granted pursuant to the American Public Education, Inc. 2007 Omnibus Incentive Plan (the “2007 Plan”) and the American Public Education, Inc. 2002 Stock Incentive Plan (the “2002 Plan”).

(4)	Fees for registration for common shares under the 2007 Plan and the 2002 Plan have previously been paid in connection with the Registration Statement on Form S-8 (Registration No. 333-147274).
EXPLANATORY NOTE
This Registration Statement on Form S-8 of American Public Education, Inc. (the “Company”) is being filed to register 2,000,000 shares of common stock (the “New Shares”) that are issuable under the Company’s 2011 Omnibus Incentive Plan (the “2011 Plan”). Previously, the Company registered 1,238,847 shares on Registration Statement on Form S-8 (Registration No. 333-147274) (the “Original S-8”) for issuance pursuant to currently outstanding awards under the 2007 Plan and the 2002 Plan (the “Existing Shares”), which Existing Shares may become issuable under the 2011 Plan if the outstanding awards to which they are subject are subsequently forfeited or canceled. Pursuant to Rule 429 under the Securities Act, the prospectus and information required by Part I of this Registration Statement also relate to the Existing Shares previously registered on the Original Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, which have been filed by the Company with the Commission, are incorporated in this Registration Statement by reference:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (File No. 001-33810).

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 (File No. 001-33810).

(c)	The Company’s Current Report on Form 8-K (reporting under Item 5.02 and 5.07) filed on May 10, 2010 (File No. 001-33810).

(d)	The description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Capital stock” in the Prospectus forming a part of the S-1 Registration Statement, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 7, 2007, including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
     Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.
     Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.
     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     Fifth Amended and Restated Certificate of Incorporation. The registrant’s fifth amended and restated certificate of incorporation provides that the registrant’s directors will not be personally liable to the registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. However, nothing contained in such provision will eliminate or limit the liability of directors (1) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.
     Second Amended and Restated Bylaws. The registrant’s second amended and restated bylaws provide for the indemnification of the officers and directors of the registrant to the fullest extent permitted by the DGCL. The second amended and restated bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL against all expense, liability and loss, including, without limitation, attorneys’ fees, incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the registrant and had no reasonable cause to believe that such person’s conduct was unlawful.
     Indemnification Agreements. The registrant’s board of directors has adopted a form of indemnification agreement for the directors and officers of the registrant, which provides a contractual right in certain circumstances to indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising as a result of such individual’s relationship with the registrant, and the advancement of expenses for the same.
     Insurance. The registrant maintains directors and officers liability insurance, which covers directors and officers of the registrant against certain claims or liabilities arising out of the performance of their duties.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          Reference is made to the attached Exhibit Index, which is incorporated by reference herein.
Item 9. Undertakings.
          (a) The undersigned registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charles Town, State of West Virginia, on May 10, 2011.

AMERICAN PUBLIC EDUCATION, INC.
By:	/s/ Harry T. Wilkins
	Name:	Harry T. Wilkins
	Title:	Executive Vice President and Chief Financial Officer

POWERS OF ATTORNEY
We, the undersigned officers and directors of American Public Education, Inc., hereby severally and individually constitute and appoint Wallace E. Boston, Jr. and Harry T. Wilkins, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8, and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendment and amendments.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed on May 6, 2011 by the following persons in the capacities indicated.

Name	Title

/s/ Wallace E. Boston, Jr.	President, Chief Executive Officer and Director
Wallace E. Boston, Jr.	(Principal Executive Officer)

/s/ Harry T. Wilkins	Executive Vice President and Chief Financial Officer
Harry T. Wilkins	(Principal Financial Officer and Principal Accounting Officer)

/s/ J. Christopher Everett J. Christopher Everett	Director

/s/ F. David Fowler	Director
F. David Fowler

/s/ Jean C. Halle Jean C. Halle	Director

/s/ Barbara G. Fast Barbara G. Fast	Director

/s/ Timothy J. Landon Timothy J. Landon	Director

/s/ Timothy T. Weglicki Timothy T. Weglicki	Director

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.01 of the Company’s Current Report on Form 8-K filed November 14, 2011 (File No. 001-33810).

3.2	Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.02 of the Company’s Current Report on Form 8-K filed November 14, 2011 (File No. 001-33810).

4.1	Form of Certificate representing the common stock, par value $.01 per share, of the Company, incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (Registration No. 333-145185).

10.1	American Public Education, Inc. 2002 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-1 (Registration No. 333-145185).

10.2	American Public Education, Inc. 2007 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-1 (Registration No. 333-145185).

10.3	American Public Education, Inc. 2011 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed May 10, 2011 (File No. 001-33810)

5.1	Opinion of Hogan Lovells US LLP.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page)